Exhibit 8.1
[HOGAN & HARTSON LETTERHEAD]
October 26, 2007
Board of Directors
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Ladies and Gentlemen:
We have acted as tax counsel to CapitalSource Inc., a Delaware corporation (“Parent”) in connection with the filing of the registration statement filed on Form S-4 (Reg. No. 333-144560) with the Securities and Exchange Commission on July 13, 2007 as amended through the date hereof (the “Registration Statement”) relating to the proposed merger of TierOne Corporation, a Wisconsin corporation (the “Company”) with and into CapitalSource TRS Inc., a Delaware corporation (“TRS”) and wholly owned subsidiary of Parent with Merger Sub continuing as the surviving corporation (the “Merger”). We understand and have assumed that the Merger will be consummated, if at all, pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of May 17, 2007, as amended through the date hereof, by and among Parent, TRS, and the Company, as more fully described in the Registration Statement. In connection with the filing of the Registration Statement, we have been asked to provide you with a this opinion letter. Unless otherwise defined herein or the context hereof otherwise requires, each capitalized term used herein has the meaning given to such term in the Agreement.
Bases for Opinion
The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Board of Directors
CapitalSource Inc.
October 26, 2007

In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to: (1) the Agreement, including the agreements that are exhibits thereto; (2) the Registration Statement, including the Prospectus; (3) the discussion under the caption “Material U.S. Federal Income Tax Considerations” contained in Parent’s Current Report on Form 8-K filed with the SEC on February 13, 2007; and (4) certain organizational documents of Parent and certain of its subsidiaries (those documents referred to in clauses (1) through (4), the “Reviewed Documents”).
The opinion set forth in this letter is premised on, among other things, the written representations of Parent contained in a letter to us dated as of the date hereof (the “Management Representation Letter”) that we have discussed with Parent. For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents or the Management Representation Letter. We consequently have relied upon the representations and statements of Parent as described in the Reviewed Documents and the Management Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.
In this regard, we have assumed with your consent the following:
(i) that (A) all of the representations and statements set forth in the Reviewed Documents and the Management Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, (D) each of the obligations of Parent, and its subsidiaries, and the Company, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms, and (E) the Merger will be consummated, if at all, in accordance with the terms of the Agreement;
(ii) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;
(iii) that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and
(iv) from and after the date of this letter, Parent will utilize all appropriate “savings provisions” (including the provisions of Sections
856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision allowing for the disposal of assets within 30 days after the close of a calendar quarter included in Section 856(c)(4) of the Code (flush language), and all available deficiency dividend procedures) available to Parent under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.

Board of Directors
CapitalSource Inc.
October 26, 2007

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letter) may adversely affect the conclusions stated herein.
Opinion
Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next two paragraphs below, we are of the opinion that Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable year ended December 31, 2006, and Parent’s current organization and proposed method of operation (as described in the Prospectus and the Management Representation Letter) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2007 and thereafter.
Parent’s qualification and taxation as a REIT under the Code will depend upon the ability of Parent to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon Parent utilizing all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision allowing for the disposal of assets within 30 days after the close of a calendar quarter included in Section 856(c)(4) of the Code (flush language), and all available deficiency dividend procedures) available to Parent under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. We have not undertaken at this time to review Parent’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of Parent’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.
More specifically, in order to qualify as a REIT, 75% of Parent’s total assets must be comprised of (or have been comprised of) “real estate assets” (as that term is used for purposes of Section 856(c) of the Code) and limited other assets specified in the Code as of the close of each calendar quarter of Parent’s taxable year, including the calendar quarter ending December 31, 2007, and at least 75% of Parent’s gross income for any taxable year for which it seeks to qualify as a REIT must be from certain specified “real estate” sources, including interest on mortgage loans. Parent’s ability to comply with this requirement is entirely dependent on Parent acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test. The value of the assets that Parent will own on December 31, 2007 and at the close of subsequent calendar quarters, cannot be known with certainty as of the date hereof. Similarly, the gross income that Parent’s assets will produce for 2007, and the nature of that income, cannot be known with certainty as of the date hereof. Moreover, as of the date hereof, we have not reviewed all assets that have been, or will be owned by Parent at the close of any calendar quarter, or which Parent currently owns, nor have we reviewed all of the gross income of Parent produced in 2006, or that it has produced to date or will produce in 2007. Accordingly, the accuracy of our opinion is

Board of Directors
CapitalSource Inc.
October 26, 2007

entirely dependent on Parent’s representations contained in the Management Representation Letter regarding the anticipated value and composition of its assets as of December 31, 2007, and as of the close of calendar quarters thereafter, as well as at the close of prior calendar quarters, and the nature and sources of its income for 2006, 2007, and thereafter.
This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues. In particular, we have not offered and are not offering any opinion regarding any U.S. federal income tax matters arising on or prior to December 31, 2005.
This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. This opinion letter may not be relied on by any other person or for any other purpose without our prior written consent. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.